UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date earliest event reported): December 7, 2016

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11299	ENTERGY CORPORATION (a Delaware corporation) 639 Loyola Avenue New Orleans, Louisiana 70113 Telephone (504) 576-4000	72-1229752

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

The information set forth under Item 8.01 relating to asset impairments is incorporated herein by reference.

Item 8.01. Other Events.

As discussed in Entergy Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2016, in Management’s Discussion and Analysis, Realized Revenue per MWh Trend and the Entergy Wholesale Commodities Business, the Entergy Wholesale Commodities power plants are in a challenging economic environment. Entergy’s strategy in this environment is to manage and reduce the risk of the Entergy Wholesale Commodities business, which includes taking actions that reduce the size of its merchant power plant fleet.

On December 8, 2016, Entergy announced that it has reached an agreement with Consumers Energy to terminate their power purchase agreement (“PPA”) for the Palisades Power Plant (the “PPA Termination Agreement”). Pursuant to the PPA Termination Agreement, Consumers Energy will pay Entergy $172 million for the early termination of the PPA. The PPA Termination Agreement, entered into on December 7, 2016, is subject to regulatory approvals. Separately, and assuming regulatory approvals are obtained for the PPA Termination Agreement, Entergy intends to shut down the Palisades nuclear power plant permanently on October 1, 2018, after refueling in the spring of 2017 and operating through the end of that fuel cycle.

As a result of the PPA Termination Agreement and its intention to shut down the plant, Entergy will recognize a non-cash impairment charge of approximately $390 million ($252 million after-tax) in the fourth quarter 2016. A fair value analysis was performed based on the income approach, a discounted cash flow method, to determine the amount of impairment. The estimated fair value of the plant and related assets, which includes the expected payment from Consumers Energy, is approximately $210 million, with approximately $190 million allocated to plant and the remaining fair value allocated among fuel, deferred outage costs and materials and supplies. The carrying value at November 30, 2016 was approximately $600 million and reflects the effect of a $126 million increase in Palisades’ estimated decommissioning cost liability and the related asset retirement cost asset. The increase in the estimated decommissioning cost liability resulted from the change in expectation regarding the timing of decommissioning cash flows due to the decision to terminate the PPA and cease operations.

In addition to the impairment charge, through the end of 2018 Entergy expects to record additional charges totaling approximately $55 million related to severance and employee retention costs.

In this Form 8-K, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other things, Entergy’s plans and expectations with respect to the Palisades Power Plant and the anticipated financial effects of the PPA Termination Agreement and planned shutdown of the plant, and other statements of Entergy’s beliefs or expectations included in this Form 8-K. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including (a) those factors discussed elsewhere in this Form 8-K and in Entergy’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory costs and risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) changes in decommissioning trust fund values or earnings or in the timing or cost of decommissioning Entergy’s nuclear plant sites; (f) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (g) risks and uncertainties associated with strategic transactions that Entergy or its subsidiaries may undertake, including the risk that any such transaction may not be completed as and when expected and the risk that the anticipated benefits of the transaction may not be realized; and (h) the effects of technological changes and changes in economic conditions and conditions in commodity and capital markets during the periods covered by the forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERGY CORPORATION
By: /s/ Alyson M. Mount
Alyson M. Mount Senior Vice President and Chief Accounting Officer

Dated: December 8, 2016